FLEXIBLE PLAN INVESTMENTS, LTD.

CODE OF ETHICS

Revised 1/1/2022

        It is the policy of Flexible Plan Investments, Ltd., ("Flexible") to conduct its business affairs at the highest ethical levels and to avoid any conduct or course of dealing, which could be criticized by others as having even the appearance of conflict of interest or dishonesty. Certain conduct is, therefore, singled out in this Code of Ethics for prohibition. Other conduct may be prohibited from time to time as circumstances may warrant or as may be required to assure that this Code remains compliant with Rule 17j-1 of the Investment Company Act of 1940 and all other applicable Federal Security laws.

TRADING ON THE BASIS OF MATERIAL, NON-PUBLIC INFORMATION

Confidentiality of Material, Non-Public Information

Any Flexible employee who comes into possession of material, non-public information concerning a publicly traded company or material, non-public information concerning Flexible’s securities recommendations and/or client securities holdings must safeguard the information and not intentionally or inadvertently communicate it to any person (including family members and friends) unless the person has a need to know for legitimate reasons. Consistent with the foregoing, material, non-public information should be communicated discreetly. Such information should not be discussed in public places where it may be overheard.

Prohibition of Trading on the basis of Material, Non-public Information

Flexible employees have a duty not to disclose material, non-public information and are likewise prohibited from trading securities on the basis of such information. Any Flexible employee having actual or imputed knowledge about securities that is price sensitive and is not generally available may not:

•	Buy or sell those securities
•	Recommend or suggest to others that they buy or sell those securities
•	Communicate the information to another person who may be likely to use the information to buy or sell those securities.

Materiality.

Information is deemed material if it would be considered important by a reasonable investor in determining whether to buy, sell or refrain from any activity regarding those securities to which such information pertains. Further, such information would be material if it were likely to have a significant impact on the market price of that company’s securities.

Trading open-end mutual fund shares.

As an investment adviser, which advises its clients to commit their capital to the risks inherent in owning shares of open-end registered investment companies, Flexible firmly believes that its employees and agents should likewise be willing to commit their capital to such investments and certainly should not be discouraged from doing so.

With the exception of its advisory activities relating to Reportable Funds, Flexible's advice to its clients relating to trading open end mutual funds is not susceptible to misuse by its employees and agents having prior knowledge of the advice to be given. This is because the purchase and sale of open-end mutual fund shares generally involves the determination of net asset value (price) only once each day, as of the close of exchange trading on that day. Therefore, opportunities for "front running", "scalping", and other inside trading abuses in respect of such shares are not present. Flexible does not, therefore, currently impose any "insider trading" regulations on its employees and agents with respect to trading in open-end mutual fund shares, variable annuity and variable life insurance sub-accounts. The foregoing shall not, however, apply to open-end mutual fund shares, variable annuity and variable life insurance sub-accounts as to which Flexible serves as advisor or subadvisor (“Reportable Funds”).

SECURITIES TRANSACTION REPORTING

Flexible is required to maintain records of securities purchased and sold by its Access Persons (hereafter defined). Flexible shall also maintain records of securities purchased and sold by those additional Flexible supervised persons who shall be designated and identified on a list prepared, maintained and published by Flexible’s Corporate Counsel. Such designated persons, together with Flexible’s Access Persons, to be known as “Securities Transaction Reporting Persons”. Within 10 days after the close of each calendar quarter (i.e. March 31, June 30, September 30 and December 31) each Flexible Securities Transaction Reporting Person who has security transactions is required to file with the Chief Compliance Officer the form entitled Personal Security Transaction Report. Securities under management by Flexible will be reflected in the supervised person’s client file and need not be duplicated on the Transaction Report. Neither shall a Securities Transaction Reporting Person be required to file reports encompassing purchases and sales effected in any personal investment account over which such person has no direct influence or control or with respect to transactions effected pursuant to an Automatic Investment Plan. The substance of such report shall adhere to Section 9.10 of Flexible’s Supervisory Procedures Manual, which provides:

The CCO shall monitor the personal securities transactions of each Securities Transaction Reporting Person to ensure that such persons are fulfilling their fiduciary responsibilities to FPI clients including registered investment companies for which Flexible may be serving in an advisory capacity (a “Fund”). The CCO shall require that Personal Securities Transaction Reports be submitted to him/her not later than ten calendar days following the end of each calendar quarter. Each report must contain the following information:

•               Name of Company

•               Name of the securities purchased or sold, including the number of shares and principal amount if fixed income securities;

•               Date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

•               Price at which the transaction was effected;

•               Names of the broker/dealer or bank through whom the transaction was effected.

Following submission of the Personal Securities Trading Reports, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the reporting person.

Flexible shall adhere to the legal requirement that all Access Persons shall, within ten (10) days of becoming an Access Person and each December 31 thereafter, file with the Chief Compliance Officer the form entitled Holdings Report. Flexible also requires that those additional Flexible supervised persons who shall be designated and identified on a list prepared, maintained and published by Flexible’s Corporate Counsel, shall, within ten (10) days of being so designated and each December 31 thereafter, file with the Chief Compliance Officer the form entitled Holdings Report. Such designated persons, together with Flexible’s Access Persons, to be known as “Holdings Reporting Persons”. The substance of such report shall disclose for such Holdings Reporting Person the title, type, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security (hereafter defined) in which the Holdings Reporting Person has any direct or indirect beneficial ownership, including the identity of any broker/dealer or other custodian holding such Covered Security on behalf of the Holdings Reporting Person. Securities under management by Flexible will be reflected in the Holdings Reporting Person’s file and need not be duplicated on the Holdings Report.

Notwithstanding the foregoing, no Flexible supervised person shall be required to:

•	File quarterly Personal Securities Trading or Holdings Reports with respect to securities under management by Flexible.
•	Obtain prior approval for or file Holdings Reports or quarterly Personal Securities Trading Reports with respect to purchases and sales effected in any personal investment account over which such person has no direct influence or control.
•	File quarterly Personal Securities Trading Reports with respect to transactions effected pursuant to an Automatic Investment Plan.
•	File quarterly Personal Securities Trading or Holdings Reports with respect to closely held securities.

Strict adherence to this policy shall be maintained by requiring filing of such reports in an accurate and timely fashion.

PRECLUDED ACTIVITY FOR CERTAIN SUPERVISED PERSONS

No Access Person shall acquire (or dispose of) any security (including Bitcoin, Bitcoin-related securities, or Bitcoin futures) in a Private Placement or upon an Initial Public Offering, without prior written authorization from Flexible’s Chief Compliance Officer, Corporate Counsel or their respective designees.

No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Covered Security held or to be acquired by a Fund to which such Access Person owes a fiduciary duty:

(1)	Employ any device, scheme or artifice to defraud the Fund;
(2)	Make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
(3)	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
(4)	Engage in any manipulative practice with respect to the Fund.

No Flexible supervised person who is involved in making securities recommendations to the Reportable Funds or who has access to the Flexible software programs pursuant to which trading activity or recommendations are generated for the Reportable Funds shall acquire (or dispose of) any Precluded Covered Security (hereafter defined). The Flexible supervised persons to whom this prohibition applies shall be identified on a list prepared, from time to time, by Flexible’s President or Corporate Counsel and, under the supervision of Flexible’s Chief Compliance Officer, on a daily basis, all such supervised persons shall be provided a method to determine applicable Precluded Covered Securities. Notwithstanding the foregoing, acquisition or disposition of “Precluded Covered Securities” shall be permissible by such a supervised person if the trading instructions are entered after 4 p.m.and before midnight for execution next exchange business day or later. Records shall be maintained of all next business day trades and shall be provided with a quarterly report to Flexible’s Chief Compliance Officer.

For purposes of this Code of Ethics, the following terms shall have the meanings ascribed:

The term “Access Person” means a Flexible supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, holdings of Covered Securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. A supervised person who has access to nonpublic information regarding the portfolio holdings of Reportable Funds is also an Access Person.

The term “Covered Security” means any note, stock, treasury stock, exchange traded fund, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, Bitcoin, Bitcoin-related securities, or Bitcoin futures or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, except that it does not include: (i) Direct obligations of the Government of the United States; (ii) Bankers’

acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) Shares issued by open-end Funds (except Bitcoin-related open-end funds, if any) other than Reportable Funds. Crypto-currency transactions, with the exception of Bitcoin, Bitcoin futures or Bitcoin-related securities (“Bitcoin Securities”) do not need to be reported.  However, for clarity, Bitcoin Securities must be disclosed and pre-cleared prior to trading.

The term “Precluded Covered Security” means any Covered Security that is a Reportable Fund or a Covered Security which is currently being recommended for purchase or sale to a Reportable Fund by the Advisor as sub-adviser.

LOYALTY

As compensated investment advisers to our clients, we owe each of our clients the fiduciary obligation of undivided loyalty. Engaging in any conduct or course of dealing, which has as its purpose or has the effect of treating any client in preference to any other client, is, therefore, prohibited.

CONFIDENTIALITY

As professional advisers engaged to advise our clients respecting their investments, we owe those clients the highest levels of confidentiality. The existence of an advisory agreement between Flexible and any client, as well as the financial affairs of such client, are not to be disclosed to any person for any reason without the prior written consent of the client, except as may be required to comply with applicable law.

OTHER EMPLOYMENTS

No FPI employee shall serve on the Board of Directors of any registered investment company, insurance company offering securities through separate accounts, registered broker/dealer or other registered investment advisor, without the prior written approval of Corporate Counsel.

Other Business Activities

FPI employees shall disclose any activity in any investment-related business or occupation.

FPI employees shall disclose any activity in any non investment-related business or occupation that provide a substantial source of his/her income (over 10%) or involve a substantial amount of his/her time (over 10%).

PROHIBITED BUSINESS PRACTICES

Neither Flexible nor, any of its employees shall engage in any of the following practices, in the conduct of Flexible's investment advisory activities:

(A) Discretionary Transactions

Exercise any discretionary power that has not been granted in writing.

(B) Third Party Orders

Place an order to purchase or sell a security for the account of a client upon instruction of a third party without first having obtained written third party trading authorization from the client.

(C) Excessive Trading

Induce trading in a client's account that is excessive in size or frequency in view of the transaction costs involved and the financial resources and needs of the client or character of the account.

(D) Suitability

Recommend to a client the purchase, sale or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client or client's agent. The suitability of Flexible's investment management services for any client referred by a Broker/Dealer or Registered Investment Adviser may be presumed unless there exists actual knowledge of facts concerning the client, which would lead to a contrary conclusion.

(E) Unauthorized Transactions

Place an order to purchase or sell a security for the account of a client without authority to do so.

(F) Borrowing or Lending Money and Securities

Borrow money or securities from, or lend money or securities to, a client.

(G) Use of Titles

Represent itself or themselves as a financial or investment planner, consultant, or adviser, when the representation does not accurately describe the nature of the services offered, the qualifications of the person offering the services, and the method of compensation for the services.

(H) Unregistered Securities and Transactions

Place an order for a client for the purchase or sale of a security if the security is not registered or the security or transaction is not exempt from registration in any applicable state unless the client is an institutional investor exempt by the same applicable state law.

(I) Unlicensed Broker/Dealers and Agents

Place an order to purchase or sell a security for a client through a broker/dealer or agent not licensed in the State, unless the client is a financial institution or the client is an institutional investor, or the client is otherwise exempt as specified by applicable law.

(J) Custody of Client's Money and Securities

Directly or indirectly take possession or have custody of any securities or funds of any client.

(K) Principal and Agency Transactions Between Clients

Effect a security transaction as principal (for its or their own account) with a client, or effect a security transaction as agent between clients.

(L) Proxy Voting

Vote or participate in voting any proxy with respect to securities held in any client account, including any such account subject to ERISA.

GRATUITIES

In the course of conducting Flexible's business, employees and agents of Flexible are prohibited from seeking, accepting or offering bribes or kick-backs, or gifts or favors having material value. This policy has the obvious goal of preventing the creation of business relationships based in whole or in part upon personal financial considerations and not upon business merit.

"Material value" for the purpose of evaluating a gift or favor generally means property or favors having a nominal value in excess of $100 in the aggregate from the same source during any period of 12 consecutive months. Cash, or its equivalent, in any amount is deemed to have material value and its payment or acceptance in this context is absolutely prohibited.

This policy does not prohibit the acceptance or providing of so-called "business meals" which are defined as meals taken immediately preceding or following substantial business discussions or meals which are taken in circumstances conducive to business discussions. Extravagant or lavish dining and entertainment are generally prohibited.

This policy does not prohibit the occasional gift or receipt of tickets to sporting events, concerts, or theater whether or not the employee or agent or the client or vendor involved is also present at the event.

POLITICAL CONTRIBUTIONS

Use of corporate funds for political purposes is strictly prohibited. Personal political contributions, which is in compliance with applicable laws is encouraged. However, caution should be observed that a political contribution may be perceived as an indirect violation of the policy on Gratuities set forth above.

Notwithstanding the foregoing, political contributions made by covered associates (members of the Executive Committee: President, Executive Vice President, Corporate Secretary, Chief Financial Officer, Corporate Counsel, Vice President - Distribution & Sales, Vice President – Corporate Development, Director of Research, Chief Information Security Officer, and Chief Marketing Officer), Chief Compliance Officer, and Senior Classification Internal Sales personnel could violate 17 C.F.R. 275-206(4)-5.  These persons should exercise discretion in making their political contributions.  FPI requires that these employees seek prior approval from the Chief Compliance Officer and/or his/her designee before making any political contributions to certain elected officials, or candidates, or political parties, or committees in excess of the de minimis amount set forth in 17 C.F.R. 275-206(4)-5.

PERIODIC CERTIFICATIONS OF COMPLIANCE

Flexible must provide each supervised person with a copy of the code of ethics and any amendments. Each Flexible employee shall from time to time file with Corporate Counsel, upon request, a certification in such form as shall be requested by Counsel, that such employee has read and understands the contents of this Code of Ethics.

GENERAL

Our staff is encouraged to be alert to violations or potential violations of this Code of Ethics. Questions regarding prospective conduct should be discussed with, and any violations brought to the attention of Flexible’s Chief Compliance Officer.

DUE PROCESS AND DISCIPLINE

Any Flexible employee or agent found to have engaged in prohibited conduct shall be subject to disciplinary action ranging from reprimand to discharge. Any person charged under this Code of Ethics shall have the right to a hearing with Corporate Counsel or designee and the right to present evidence concerning the matter, including evidence of extenuating circumstances or facts. Counsel or designee will advise such person in writing of his/her findings of fact and any recommended disciplinary action. Such findings and recommendations shall be delivered to Flexible's President for final disposition.